Exhibit 99.4

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On November 6, 2012, United States Cellular Corporation (“U.S. Cellular”), a subsidiary of Telephone and Data Systems, Inc. (“TDS”), entered into a Purchase and Sale Agreement with subsidiaries of Sprint Nextel Corporation (“Sprint”). Pursuant to the Purchase and Sale Agreement, on May 16, 2013, U.S. Cellular transferred customers and certain PCS license spectrum to Sprint in U.S. Cellular's Chicago, central Illinois, St. Louis and certain Indiana/Michigan/Ohio markets (“Divestiture Markets”) in consideration for $480 million in cash. The Purchase and Sale Agreement also contemplated certain other agreements, together with the Purchase and Sale Agreement collectively referred to as the “Divestiture Transaction.”

U.S. Cellular has retained other assets and liabilities related to the Divestiture Markets, including network assets, retail stores and related equipment, and other buildings and facilities. The transaction does not affect spectrum licenses held by U.S. Cellular or variable interest entities (“VIEs”) that are not currently used in the operations of the Divestiture Markets. Pursuant to the Purchase and Sale Agreement, U.S. Cellular and Sprint also entered into certain other agreements, including customer and network transition services agreements, which require U.S. Cellular to provide customer, billing and network services to Sprint for a period of up to 24 months after the May 16, 2013 closing date. Sprint will reimburse U.S. Cellular for providing such services at an amount equal to U.S. Cellular's cost, including applicable overhead allocations. In addition, these agreements require Sprint to reimburse U.S. Cellular up to $200 million (the “Sprint Cost Reimbursement”) for certain network decommissioning costs, network site lease rent and termination costs, network access termination costs, and employee termination benefits for specified engineering employees.

On April 3, 2013, U.S. Cellular entered into an agreement relating to the Partnerships (as defined below) with Cellco Partnership d/b/a Verizon Wireless (“Verizon Wireless”).  U.S. Cellular holds a 60.00% interest in St. Lawrence Seaway RSA Cellular Partnership (“NY1”) and a 57.14% interest in New York RSA 2 Cellular Partnership (“NY2” and, together with NY1, the “Partnerships”).  The remaining interests are held by Verizon Wireless.  The Partnerships are operated by Verizon Wireless under the Verizon Wireless brand.  Prior to April 3, 2013, because U.S. Cellular owns a greater than 50% interest in each of these Partnerships and based on U.S. Cellular’s rights under the Partnership Agreements, TDS consolidated the financial results of these Partnerships in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  The agreement amends the Partnership Agreements in several ways which provide Verizon Wireless with substantive participating rights that allow Verizon Wireless to make decisions that are in the ordinary course of business of the Partnerships and which are significant to directing and executing the activities of the business.   Accordingly, as required by GAAP, TDS deconsolidated the Partnerships effective as of April 3, 2013 and thereafter reported them as equity method investments in its consolidated financial statements (the “Deconsolidation”).

The unaudited pro forma financial information is based on financial statements prepared in accordance with GAAP.  In addition, the unaudited pro forma financial information is based upon available information and assumptions that TDS considers to be reasonable; such assumptions have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma financial information is based on various assumptions. The actual results reported by TDS in periods following the Divestiture Transaction and the Deconsolidation may differ significantly from those reflected in this unaudited pro forma financial information.  As a result, the unaudited pro forma financial information does not purport to project the future financial condition and results of operations of the consolidated company. The pro forma assumptions and adjustments are described in the accompanying schedules.  Pro forma adjustments are shown in the “Divestiture Markets” and “NY1 & NY2” columns and are those that are directly attributable to the transactions, are factually supportable and, with respect to the unaudited pro forma Statement of Operations, are expected to have a continuing impact on the consolidated results. Pro forma adjustments do not include allocations of corporate costs, as those costs are not directly attributable to these transactions.

The unaudited pro forma financial information should be read together with TDS’ audited consolidated financial statements and accompanying notes, as of and for the fiscal year ended December 31, 2012, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in TDS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which was filed with the SEC on February 26, 2013, TDS’ Quarterly Report on Form 10-Q for the period ended March 31, 2013, which was filed with the SEC on May 3, 2013, TDS’ Quarterly Report on Form 10-Q for the period ended June 30, 2013, which was filed with the SEC on August 2, 2013 and TDS’ Quarterly Report on Form 10-Q for the period ended September 30, 2013, which was filed with the SEC on November 1, 2013.

The unaudited pro forma Statement of Operations for the three months ended September 30, 2013 gives effect to the Divestiture Transaction as if that transaction had occurred at the beginning of the period.

Telephone and Data Systems, Inc. Pro Forma Statement of Operations (Unaudited)

		Less:

	As Reported	Divestiture Markets (1)	Pro Forma (1)
Three Months Ended September 30, 2013
(Dollars and shares in thousands, except per share amounts)
Operating revenues	$1,180,980	$2,104	$1,178,876

Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	481,285	1,036	480,249
Selling, general and administrative	476,864	4,059	472,805
Depreciation, amortization and accretion	255,295	61,334	193,961
Loss on asset disposals, net	2,155	22	2,133
(Gain) loss on sale of business and other exit costs, net	(1,534)	(2,343)	809
Total operating expenses	1,214,065	64,108	1,149,957

Operating income (loss)	(33,085)	(62,004)	28,919

Investment and other income (expense)
Equity in earnings of unconsolidated entities	37,609	-	37,609
Interest and dividend income	2,507	-	2,507
Gain (loss) on investments	-	-	-
Interest expense	(24,961)	3	(24,964)
Other, net	145	-	145
Total investment and other income (expense)	15,300	3	15,297

Income (loss) before income taxes	(17,785)	(62,001)	44,216
Income tax expense (benefit) (3)	(6,731)	(23,467)	16,736
Net income (loss)	(11,054)	(38,534)	27,480
Less: Net (loss) attributable to noncontrolling interests, net of tax	(1,542)	-	(1,542)
Net income (loss) attributable to TDS shareholders	(9,512)	(38,534)	29,022
TDS Preferred dividend requirement	(12)	-	(12)
Net income (loss) available to common shareholders	$(9,524)	$(38,534)	$29,010

Basic weighted average shares outstanding	108,571		108,571
Basic earnings (loss) per share attributable to TDS shareholders	$(0.09)		$0.27

Diluted weighted average shares outstanding	108,571		109,754
Diluted earnings (loss) per share attributable to TDS shareholders	$(0.09)		$0.26

Dividends per share to TDS shareholders	$0.1275		$0.1275

The unaudited pro forma Statement of Operations for the nine months ended September 30, 2013 gives effect to the Divestiture Transaction and the NY1 & NY2 Deconsolidation as if those transactions had occurred at the beginning of the period.

Telephone and Data Systems, Inc. Pro Forma Statement of Operations (Unaudited)

		Less:

	As Reported	Divestiture Markets (1)	NY1 & NY2 (2)	Pro Forma (1)(2)
Nine Months Ended September 30, 2013
(Dollars and shares in thousands, except per share amounts)
Operating revenues	$3,717,719	$146,162	$43,302	$3,528,255

Operating expenses
Cost of services and products (excluding Depreciation, amortization and accretion expense reported below)	1,556,908	44,022	17,147	1,495,739
Selling, general and administrative	1,434,487	39,576	11,808	1,383,103
Depreciation, amortization and accretion	751,575	185,786	2,735	563,054
Loss on asset disposals, net	16,090	1,938	-	14,152
(Gain) loss on sale of business and other exit costs, net	(297,637)	(298,770)	-	1,133
Total operating expenses	3,461,423	(27,448)	31,690	3,457,181

Operating income	256,296	173,610	11,612	71,074

Investment and other income (expense)
Equity in earnings of unconsolidated entities	100,303	-	(5,651)	105,954
Interest and dividend income	6,685	-	-	6,685
Gain (loss) on investments	14,518	-	14,518	-
Interest expense	(73,208)	(157)	-	(73,051)
Other, net	(206)	-	7	(213)
Total investment and other income (expense)	48,092	(157)	8,874	39,375

Income before income taxes	304,388	173,453	20,486	110,449
Income tax expense (3)	130,056	67,494	16,708	45,854
Net income	174,332	105,959	3,778	64,595
Less: Net income attributable to noncontrolling interests, net of tax	26,348	-	4,372	21,976
Net income (loss) attributable to TDS shareholders	147,984	105,959	(594)	42,619
TDS Preferred dividend requirement	(37)	-	-	(37)
Net income (loss) available to common shareholders	$147,947	$105,959	$(594)	$42,582

Basic weighted average shares outstanding	108,405			108,405
Basic earnings per share attributable to TDS shareholders	$1.36			$0.39

Diluted weighted average shares outstanding	108,993			108,993
Diluted earnings per share attributable to TDS shareholders	$1.35			$0.39

Dividends per share to TDS shareholders	$0.3825			$0.3825

(1)     The “Divestiture Markets” column reflects amounts included in the “As Reported” column that are directly attributable to the transaction and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results.  During the three and nine months ended September 30, 2013, TDS recognized a pre-tax gain of $2.3 million and $298.8 million, respectively, in (Gain) loss on sale of business and other exit costs, net as a result of the Divestiture Transaction.

(2)     The “NY1 & NY2” column reflects amounts included in the “As Reported” column that are directly attributable to the NY1 & NY2 Deconsolidation and are factually supportable.  The “Pro Forma” column reflects only amounts that are expected to have a continuing impact on the consolidated results.  In accordance with GAAP, as a result of the NY1 & NY2 Deconsolidation, TDS’ interest in the Partnerships was reflected in Investments in unconsolidated entities at fair value as of April 3, 2013.  Recording TDS’ interest in the Partnerships required allocation of the excess of the fair value over book value to customer lists, licenses, a favorable contract and goodwill of the Partnerships.  Amortization expense related to customer lists and the favorable contract will be recognized over their respective useful lives.  NY1 & NY2 Equity in earnings of unconsolidated entities represents TDS' share of NY1 & NY2 net income for the period based on TDS’ interests in the Partnerships less amortization expense related to customer lists and a favorable contract.  In addition, a non-cash pre-tax gain of $14.5 million was recognized in Gain (loss) on investments during the nine months ended September 30, 2013.

(3)     Income tax expense is based on TDS’ statutory tax rate applied to Income before income taxes for the Divestiture Markets.  NY1 & NY2 deferred income tax expense at TDS’ statutory rate was also recognized in the nine months ended September 30, 2013 as a result of increasing TDS’ interest in the Partnerships to fair value.